Camber Energy Inc. 8-K

Exhibit 10.1

COMPROMISE SETTLEMENT AGREEMENT

AND MUTUAL RELEASE

This Compromise Settlement Agreement and Mutual Release (“Agreement”) is made and entered into by and between CAMBER ENERGY, INC. f/k/a Lucas Energy, Inc. (“Camber”), on one side, and SEGUNDO RESOURCES, LLC (“Segundo”), on the other (jointly “the Parties”).

WHEREAS, on or about December 30, 2015, Camber, for itself, and Segundo, for itself as a Seller and Seller Representative for other named sellers identified on Exhibit 1 hereto (not including Segundo, the “Other Sellers”), entered into, an Asset Purchase Agreement (as amended and modified to date, the “APA”).

WHEREAS, on or about March 29, 2017, Paul Pinkston, Camber’s Chief Accounting Officer, made demand upon Segundo as the Seller Representative and a Seller, for payment of One Million One Hundred Sixty-One Thousand, Eight Hundred Fifty-Six Dollars and Nineteen Cents ($1,161,856.19) which Camber claimed were due and owing to Camber under the terms of the APA and amendments thereto.

WHEREAS, in response to Camber’s demand for payment, Segundo, as a Seller and as Seller Representative, asserted a counter-claim and offset against Camber for One Million Nine Hundred Seventy-Two Thousand, Ninety-Two Dollars and Thirty-Nine Cents ($1,972,092.39) for lost equity arising from unpaid pre-closing liabilities, unpaid revenue from assets, and unpaid consideration.

WHEREAS the Parties have engaged in protracted efforts to settle their disputes and desire to compromise and settle all dispute(s) arising from or related to the APA transactions and other claims between the Parties; and

WHEREAS the Parties desire to enter into this Agreement in full settlement, compromise and discharge of all claims and controversies existing as of the Effective Date.

NOW, THEREFORE, for and in consideration of the premises, and the mutual covenants and promises made herein, the Parties agree as follows:

1.          Consideration for Agreement. Each of the Parties is receiving valuable consideration for the execution of this Agreement, the adequacy and sufficiency of which is acknowledged by each of said Parties, their directors, managers, members, officers, principals, shareholders, successors, and/or assigns, and such consideration is actual and not a mere recital. Segundo also acknowledges that Camber is entering into this Agreement partially in consideration for N&B Energy, LLC, entering into an Asset Purchase Agreement with Camber, on or around the date hereof.

2.          Conditions. As partial consideration for the performance of this Agreement, upon execution of this Agreement, Segundo shall surrender to Camber, together with a blank stock power with medallion signature guaranty, Fifteen Thousand Two Hundred Thirty-Seven (15,237) shares of Camber common stock valued at a pre-split closing price of Three Dollars and Five Cents ($3.05) per share, with a post-split price of Seventy-Six Dollars and Twenty-Five Cents ($76.25) per share, effective as of April 1, 2016, and to release Camber from all claims, including Segundo’s claim for One Million Nine Hundred Seventy-Two Thousand, Ninety-Two Dollars and Thirty-nine Cents ($1,972,092.39).

Compromise Settlement Agreement and Mutual Release

3.         Full Release of Camber. As further and additional consideration for the execution of this Agreement, Segundo, for itself, its directors, employees, managers, members, officers, principals, shareholders, lawful representatives, authorized agents, attorneys, successors, and assigns, and as Seller Representative for each of the other named sellers identified on Exhibit 1 (“Other Sellers”), attached hereto, their respective directors, employees, managers, members, officers, principals, shareholders, authorized agents, attorneys, lawful representatives, successors, and assigns, does hereby release, acquit and forever discharge Camber Energy, Inc., and its principals, managers, members, officers, authorized agents, employees, directors, officers, subsidiaries, attorneys and lawful representatives of and from any and all actions, awards, causes of action, claims, controversies, demands, judgments, liabilities, or other obligations arising out of or related to the performance of any and all transactions and agreement contained in, arising from, and related to the APA, whether directly or indirectly, and all other claims, known or unknown, that were existing or otherwise could have been asserted on or before the Effective Date by Segundo as a Seller or Seller Representative against Camber Energy, Inc., and its principals, managers, members, officers, authorized agents, employees, directors, officers, subsidiaries, attorneys and lawful representatives.

4.          Full Release and Discharge of Segundo.  As further and additional consideration for the execution of this Agreement, Camber, for itself, its directors, employees, managers, members, officers, principals, shareholders, lawful representatives, authorized agents, attorneys, successors, and assigns, does hereby release, acquit and forever discharge Segundo and the Other Sellers, and their principals, managers, members, officers, authorized agents, employees, directors, officers, subsidiaries, attorneys and lawful representatives of and from any and all actions, awards, causes of action, claims, controversies, demands, judgments, liabilities, or other obligations arising out of or related to the performance of any and all transactions and agreement contained in, arising from, and related to the APA, whether directly or indirectly, and all other claims, known or unknown, that were existing or otherwise could have been asserted on or before the Effective Date by Camber against Segundo, the Other Sellers, and their principals, managers, members, officers, authorized agents, employees, directors, officers, subsidiaries, attorneys and lawful representatives.

Compromise Settlement Agreement and Mutual Release

5.          Indemnification. As additional consideration for Camber agreeing to the terms of this Agreement, Segundo shall indemnify and hold Camber, and its officers, directors, representatives, attorneys and assigns (collectively, the “Indemnified Parties”) harmless from and against any and all claims, losses, damages, deficiencies, liabilities (joint or several), lawsuits, judgments, attorneys’ fees and expenses arising out of or related to the performance of any and all transactions and agreement contained in, arising from, and related to the APA, whether directly or indirectly, and all other claims, known or unknown, that were existing or otherwise could have been asserted on or before the Effective Date by Other Sellers related to the APA (collectively “Damages”).

6.          Rights Reserved. The releases contained in this Agreement expressly shall not extend to nor otherwise operate to relieve any party or person from the failure to perform the obligations set forth in this Agreement.

7.          No Admission of Liability. Each Party acknowledges and agrees that this Agreement is a compromise and neither this Agreement, nor any consideration provided pursuant to this Agreement, shall be taken or construed to be an admission or concession by either Party of any kind with respect to any fact, liability, or fault except as may be expressly set forth herein. This Agreement and the terms and conditions hereof shall be prohibited from use and non-admissible as evidence or proof of liability or for any other reason pursuant to Rule 408 of the Federal Rules of Evidence, as amended from time to time and any similar state rules of evidence.

8.          Further Assurances. The Parties agree that, from time to time, each of them will take such other action and to execute, acknowledge and deliver such contracts, deeds, or other documents as may be reasonably requested and necessary or appropriate to carry out the purposes and intent of this Agreement and the transactions contemplated herein.

Compromise Settlement Agreement and Mutual Release

9.           Signatories’ Warranties and Representations. Each of the persons that is a signatory hereto warrants, and represents that said person and the party for which said person is a representative or signatory:

A.	Fully understands the scope and effect of all terms and conditions of this Agreement and its attachments and desires to be bound by this Agreement.

B.	Acknowledges, warrants and represents that the terms of this Agreement are clear and unambiguous.

C.	Is empowered with the full and complete authority to execute this Agreement and to release, compromise, or discharge any and all of the aforementioned claims, causes of action, and other rights herein released, compromised, or discharged on behalf of the party for which said person is signing.

D.	Is legally competent to execute this document and accepts full responsibility therefor and assumes the risk of any mistake of facts stated herein.

E.	Has entered into this Agreement of said party’s own free will and in accordance with said party’s own judgment, and after consultation with said party’s legal counsel.

F.	Has not been induced to enter into this Agreement by any statement, act, or representation of any kind or character on the part of any other party except as expressly stated in this Agreement and any attachment hereto.

G.	Expressly assumes any and all risk that the facts and law may be or become different from the facts and law as it is now known to, or believed to be by, the Parties as of the Effective Date of this Agreement.

H.	Acknowledges that no promise or inducement has been offered, except as set forth herein, and that this document was executed without reliance upon any statement or representation by any of the persons or entities released concerning the nature or extent of any injuries, losses, damages, and liabilities therefore.

Compromise Settlement Agreement and Mutual Release

I.	Acknowledges, warrants and represents that this Agreement was drafted by both of the Parties and, thus, shall not be construed against any party because that party initially drafted any particular provision.

J.	Acknowledges, warrants and represents that said party i) has no knowledge of any claim of said party against any of the other Parties to this Agreement released by a Party herein that has arisen since the Effective Date of this Agreement; ii) has not assigned any claims or causes of actions purported to be released herein; and iii) has not committed any wrongful act or omission against any of the other Parties who are released by said party herein between the Effective Date and the date of signing of this Agreement by the signing party.

K.	Has not asserted or filed, and will not assert or file any new claims, complaints and/or lawsuit(s) or otherwise initiate or prosecute any proceedings against any member of the party(ies) (or any existing entity affiliated with said party) in this or any other court, governmental agency or tribunal for any act or occurrence that is released herein.

L.	Is not currently aware of any basis for any claims, complaints or lawsuits that are not released in Agreement.

M.	Acknowledges and represents that said party has not sold, assigned, transferred, conveyed, encumbered, or otherwise disposed of any of the claims, demands, or causes of action referred to in and released by this Agreement.

N.	Understands and agrees that all persons, corporate and natural, released as a result of said party’s signature of this Agreement may act in reliance upon the covenants, warranties, and representations made herein by the other signatories.

10.         Merger Provision. This Agreement contains the entire understanding of Camber and Segundo with respect to the subject-matter hereof, and all prior oral or written agreements or understandings between them, if any, are merged herein. There are no representations, agreements, arrangements or understandings, oral or written, between or among the Parties hereto, relating to the subject matter in the Arbitration or this Agreement which are not fully expressed herein and no alleged representation, warranty, condition, understanding or agreement of any kind with respect to the subject matter in the Arbitration or this Agreement shall be relied upon by the Parties except those contained herein.

Compromise Settlement Agreement and Mutual Release

11.          Modifications/Binding Effect. This Agreement may not be amended, supplemented or modified, nor shall any obligation hereunder or condition hereof be deemed waived except by a written instrument to such effect, signed by the party to be charged. All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of the Parties, the signatories, and their respective successors, heirs, personal representatives and assigns.

12.          Severability. In the event that any provision hereof shall for any reason be held or otherwise determined to invalid illegal, invalid, unenforceable, or void, to the extent permitted by applicable law, such provision shall be deemed to be severed from this Agreement and the remainder of this Agreement shall remain in full force and effect. The Parties hereto agree to negotiate in good faith an enforceable, valid substitute provision that most nearly achieves the intent of such provision. Furthermore, in lieu of each illegal, unenforceable, or void provision there shall be added automatically as part of this Agreement a provision as similar in terms to such illegal, enforceable, or void provision as may be possible and be legal, enforceable and valid.

13.          Survival. All of the representations, and warranties contained herein shall survive the execution of this Agreement and the transactions contemplated herein.

14.          Governing Law and Venue. This Agreement shall be construed and interpreted in accordance with the laws of the State of Texas and United States of America. Venue shall lie in Houston, Harris County, Texas.

Compromise Settlement Agreement and Mutual Release

15.          Arbitration of Disputes. Any controversy or claim arising out of or relating to this contract, or the breach thereof, shall be submitted to arbitration under the laws of the State of Texas, administered in accordance with the American Arbitration Association’s Commercial Arbitration Rules, and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof within sixty (60) days of final hearing thereon by the arbitrator, who shall render a reasoned award. The prevailing party(ies) shall be entitled to recover their reasonable attorney’s fees and expenses in an amount to be determined by the arbitrator.

16.          Counterparts. This Agreement may be executed in multiple counterparts, each of which shall have the same force and effect as an original, and all of which together shall constitute one and the same agreement and an effective, binding agreement on the part of each of the undersigned. Signatures of the Parties transmitted by e-mail in PDF format or by facsimile shall be deemed to be their original signatures for all purposes.

17.          Effectiveness. This Agreement shall be effective as of the date of July 12, 2018 (the “Effective Date”).

IN WITNESS THEREOF, the Parties and signatories, individually and by their officer(s) or other duly authorized representative(s), have executed this Agreement in multiple originals.

CAMBER ENERGY, INC.		SEGUNDO RESOURCES, LLC AS SELLER

By:	/s/ Louis G. Schott	By:	/s/ Richard N. Azar II

Name:	Louis G. Schott	Name:	Richard N. Azar

Title:	Interim Chief Executive Officer	Title:	Manager

Date:	July 12, 2018	Date:	July 12, 2018

Compromise Settlement Agreement and Mutual Release

SEGUNDO RESOURCES, LLC AS SELLER REPRESENTATIVE

By:	/s/ Richard N. Azar II

Name:	Richard N. Azar

Title:	Manager

Date:	July 12, 2018

Compromise Settlement Agreement and Mutual Release

EXHIBIT 1

Other Seller Names
Al Thaggard
Alan Dreeben
RAD2 Minerals, Ltd.
Azar-Dreeben A&D Fund, LP
Ben Azar
Branch Energy Services, LLC
Buschman Energy, Ltd.
Coyle Manna Management LLC
DBS Investments, Ltd.
Dudley Energy, Ltd.
GBC Minerals, Ltd.
Guy R. Buschman, Trustee
John W. Taylor
Julian Stewart
Kristen B. Hicks, Trustee of the Kristen B. Hicks Portions B Trust
Larry and Judy Votaw
Azar, MPII & Range A&D Fund, LP
Rockin’ S FLP, Ltd.
Saxum Energy, LLC
Scott Lake Energy, L.P.
Richard Menchaca
Kimberly Menchaca
Segundo Resources, LLC

Compromise Settlement Agreement and Mutual Release